UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
August 21, 2009

BLACKHAWK CAPITAL GROUP BDC, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	814-00678 (Commission File Number)	20-1031329 (IRS Employer Identification No.)

14 Wall Street, 11th Floor New York, New York (Address of principal executive offices)	10005 (Zip Code)

Registrant’s telephone number, including area code: (212) 566-8300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1           Registrant's Business and Operations
Item 1.01           Entry into a Material Definitive Agreement

Blackhawk Capital Group BDC, Inc., a Delaware corporation and a business development company registered under the Investment Company Act of 1940, as amended ("Blackhawk" or the "Company") entered into a consultation agreement dated August 21, 2009 ("Consulting Agreement") with Growthink, Incorporated, a Delaware corporation ("Consultant").  Pursuant to the Consulting Agreement, Consultant will provide to the Company research, analysis and data relating to business development company ("BDC") and hedge fund investments, and include coverage and analysis of similar BDC's and hedge funds, as well as data on targeted investments.  Consultant will also syndicate its research and analysis reports into coverage channels to individual and institutional investors.  Consultant will prepare and distribute in the appropriate investment channels a research report on the Company.  Consultant may not release any research or report without (i) the Company's consent and (ii) during the period of its private placement offering under Regulation 506 under Regulation D under the Securities Act of 1933, as amended ("Securities Act").

The Company paid Consultant $25,000 upon execution of the Consulting Agreement and must pay it $25,000 every sixty (60) days thereafter unless either party terminates the agreement upon seven (7) days notice.  The term of the Consulting Agreement is sixty (60) days, and thereafter for a total of eight (8) months.  It is automatically renewed thereafter in sixty (60) day increments until terminated in writing by either party upon seven (7) calendar days advance written notice.

In the Consulting Agreement, the Company provides Consultant with indemnification against certain specified losses.  The Consulting Agreement also provides that no research or report may be released by the Consultant without the consent of the Company and review by its legal counsel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 24, 2009	BLACKHAWK CAPITAL GROUP BDC, INC.

	By:	/s/ Craig A. Zabala
Craig A. Zabala
Chief Executive Officer